Exhibit 99.1

Coffee Holding Co., Inc. Reports First Quarter Profits.

STATEN ISLAND, New York – March 21, 2025. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company” or “we”) announced its operating results for the fiscal quarter ended January 31, 2025.

●	Earnings increased to $.20 per share this fiscal quarter compared to $.06 per share during the same period last year.
●	Our revenues also increased this quarter, growing sales by 9% compared to the same period last year.

“The bull market in coffee continues to drive both revenues and profits, as we were able to build upon the successes achieved during Fiscal 2024,” said Andrew Gordon, President and CEO of the Company.

“Our favorable inventory position combined with our derivative strategy allowed us to remain competitive to all our customers during the quarter, as price increases to our wholesale customers combined with higher green coffee prices provided us with increased profitability to our overall customer base. Sales of our flagship brand Café Caribe also grew 9% compared to first quarter of 2024, as we continue to take market share away from our competitors, as we believe customers find our brand to be more affordable in this high coffee priced environment.

It appears that the record high prices in the coffee markets continue to hurt many of our competitors, as there have been several high-profile bankruptcies announced over the past months. In addition, many of our other smaller competitors are struggling with both the high price of coffee and the volatility in the market, which prevents them from being aggressive in bidding on new business. We believe that our hedging strategies, long term loyal customers base, combined with our strong balance sheet and ample credit facility, put us in an excellent position to capture new business that is becoming available due to our competitors’ misfortunes. In addition, we recently filed a shelf registration statement with the SEC which, once declared effective by the SEC, will enable us to raise additional capital, if needed. Although we have ample room on our credit facility to tackle new opportunities which might arise, we believe the registration statement will give us additional flexibility in this current dynamic coffee market environment, as we could use our stock as currency rather than take on bank debt to finance new business opportunities. However, at the moment, we have no immediate plans or needs that would prompt us to utilize the registration statement.

Although our recent acquisition of assets from Empire Coffee Company, Inc. negatively impacted our earnings by $.05 per share during this quarter, this was not an unexpected event. We have experienced improved revenue growth on a monthly basis since our transaction closed in November 2024, and we expect this trend will continue as we bring back Empire Coffee Company’s lost customer base and grow revenues back to the levels we envisioned prior to the transaction’s close. More importantly, the acquisition of Empire Coffee Company’s first-class manufacturing facility will allow us to begin soliciting and servicing additional business opportunities which have now become available due to the previously mentioned bankruptcies within the local industry. We believe we are well-positioned to continue to grow the Company’s revenues and profits as we evaluate these new opportunities as they arise” ended Andrew Gordon.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding also imports green coffee beans from around the world, which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other risks and uncertainties described in the “Risk Factors” section of documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800